EXHIBIT 99.3


INDEPENDENT AUDITORS' REPORT


To the Partners of
  Nooney Real Property Investors-Two, L.P.:

We have audited the accompanying balance sheets of Nooney Real Property Investors-Two, L.P. (a limited partnership) as of November 30, 1998 and 1997, and the related statements of operations, partners' equity (deficiency in assets) and cash flows for each of the three years in the period ended November 30, 1998. Our audits also included the financial statement schedules listed in the index at Item 14(a)2. These financial statements and financial statement schedules are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Nooney Real Property Investors-Two, L.P. as of November 30, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 1998 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects the information set forth therein.



DELOITTE & TOUCHE LLP



Saint Louis, Missouri
January 15, 1999
(February 1, 1999 as to Note 3)

NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
(A LIMITED PARTNERSHIP)

BALANCE SHEETS
NOVEMBER 30, 1998 AND 1997
--------------------------------------------------------------------------------


ASSETS                                                    1998           1997

CASH AND CASH EQUIVALENTS                           $    486,156   $    448,898

ACCOUNTS RECEIVABLE - No allowance for doubtful
  accounts considered necessary                          119,039        127,415

PREPAID EXPENSES AND DEPOSITS                             55,880         45,946

INVESTMENT PROPERTY:
  Land                                                 1,886,042      1,886,042
  Buildings and improvements                          14,137,031     14,195,916
                                                    ------------   ------------

                                                      16,023,073     16,081,958
  Less accumulated depreciation                       (9,189,847)    (8,871,663)
                                                    ------------   ------------

                                                       6,833,226      7,210,295

DEFERRED EXPENSES - At amortized cost                     80,303         73,568
                                                    ------------   ------------

TOTAL                                               $  7,574,604   $  7,906,122
                                                    ============   ============


LIABILITIES AND PARTNERS' EQUITY (DEFICIENCY IN ASSETS)

LIABILITIES:
  Accounts payable and accrued expenses             $    518,876   $    394,616
  Refundable tenant deposits                              80,086         80,198
  Mortgage notes payable                               7,236,825      7,633,066
                                                    ------------   ------------

          Total liabilities                            7,835,787      8,107,880

PARTNERS' EQUITY (DEFICIENCY IN ASSETS)                 (261,183)      (201,758)
                                                    ------------   ------------

TOTAL                                               $  7,574,604   $  7,906,122
                                                    ============   ============


See notes to financial statements.

NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS
YEARS ENDED NOVEMBER 30, 1998, 1997 AND 1996
--------------------------------------------------------------------------------

                                              1998          1997         1996

REVENUES:
  Rental and other income                 $ 2,417,980   $ 2,424,206  $ 2,301,696
  Interest                                      5,500         9,917       14,952
                                          -----------   -----------  -----------

          Total revenues                    2,423,480     2,434,123    2,316,648
                                          -----------   -----------  -----------

EXPENSES:
  Interest                                    705,682       743,173      775,729
  Depreciation and amortization               518,176       522,594      518,000
  Real estate taxes                           374,014       395,233      379,527
  Repairs and maintenance                     151,061       148,206      109,051
  Property management fees - related
    party                                     122,128       121,111      114,645
  Other operating expenses (includes
    $30,000 in each year to related
    party)                                    611,844       415,442      402,770
                                          -----------   -----------  -----------

          Total expenses                    2,482,905     2,345,759    2,299,722
                                          -----------   -----------  -----------

NET INCOME (LOSS)                         $   (59,425)  $    88,364  $    16,926
                                          ===========   ===========  ===========

NET INCOME (LOSS) ALLOCATION:
  General partners                        $      (594)  $       884  $       169
  Limited partners                            (58,831)       87,480       16,757

LIMITED PARTNERSHIP DATA:
  Net income (loss) per unit              $     (4.90)  $      7.29  $      1.40
                                          ===========   ===========  ===========

  Weighted average limited partnership
    units outstanding                          12,000        12,000       12,000
                                          ===========   ===========  ===========


See notes to financial statements.

NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF PARTNERS' EQUITY (DEFICIENCY IN ASSETS)
YEARS ENDED NOVEMBER 30, 1998, 1997 AND 1996
--------------------------------------------------------------------------------


                                           Limited        General
                                           Partners      Partners        Total

BALANCE (DEFICIENCY IN ASSETS),
  DECEMBER 1, 1995                        $(224,269)    $ (82,779)    $(307,048)

  Net income                                 16,757           169        16,926
                                          ---------     ---------     ---------

BALANCE (DEFICIENCY IN ASSETS),
    NOVEMBER 30, 1996                      (207,512)      (82,610)     (290,122)

  Net income                                 87,480           884        88,364
                                          ---------     ---------     ---------

BALANCE (DEFICIENCY IN ASSETS),
    NOVEMBER 30, 1997                      (120,032)      (81,726)     (201,758)

  Net loss                                  (58,831)         (594)      (59,425)
                                          ---------     ---------     ---------

BALANCE (DEFICIENCY IN ASSETS),
  NOVEMBER 30, 1998                       $(178,863)    $ (82,320)    $(261,183)
                                          =========     =========     =========


See notes to financial statements.

NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF CASH FLOWS
YEARS ENDED NOVEMBER 30, 1998, 1997 AND 1996
--------------------------------------------------------------------------------


                                                 1998        1997        1996

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                           $ (59,425)  $  88,364   $  16,926
  Adjustments to reconcile net income (loss)
    to net cash provided by operating
    activities:
      Depreciation                              487,214     489,734     474,196
      Amortization of deferred expenses          30,962      32,860      43,804
      Changes in accounts affecting
        operations:
        Accounts receivable                       8,376      19,863     (29,076)
        Prepaid expenses and deposits            (9,934)        283      (7,873)
        Deferred expenses                       (37,697)     (1,204)    (34,225)
        Accounts payable and accrued
          expenses                              124,260    (178,044)    218,353
        Refundable tenant deposits                 (112)      7,749      11,186
                                              ---------   ---------   ---------

          Net cash provided by operating
            activities                          543,644     459,605     693,291

CASH FLOWS FROM INVESTING ACTIVITIES -
  Net additions to investment property         (110,145)   (240,913)   (392,866)

CASH FLOWS FROM FINANCING ACTIVITIES -
  Payments on mortgage notes payable           (396,241)   (366,041)   (332,536)
                                              ---------   ---------   ---------

NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                    37,258    (147,349)    (32,111)

CASH AND CASH EQUIVALENTS, BEGINNING OF
  YEAR                                          448,898     596,247     628,358
                                              ---------   ---------   ---------

CASH AND CASH EQUIVALENTS, END OF YEAR        $ 486,156   $ 448,898   $ 596,247
                                              =========   =========   =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION - Cash paid during the year
    for interest                              $ 701,613   $ 743,173   $ 741,503
                                              =========   =========   =========


See notes to financial statements.

NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
(A LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED NOVEMBER 30, 1998, 1997 AND 1996
--------------------------------------------------------------------------------


1.    BUSINESS

      Nooney Real Property Investors-Two, L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on September 26, 1979. The Partnership was organized to invest primarily in income-producing real properties such as shopping centers, office buildings, other commercial properties, apartment buildings, warehouses and light industrial properties. The Partnership's portfolio is comprised of: a shopping center located in West St. Louis County, Missouri; two office/warehouse complexes, a multi-tenant office and a warehouse all located in Indianapolis, Indiana. These properties generated 24.2%, 21.7%, 19.9% and 34.2% of rental and other income, respectively, for the year ended November 30, 1998.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The financial statements include only those assets, liabilities and results of operations of the partners which relate to the business of the Partnership. The statements do not include any assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Prior to October 31, 1997, the corporate general partner was a wholly owned subsidiary of Nooney Company. One of the individual general partners was an officer, director and shareholder of Nooney Company. The other individual general partner's spouse's estate was a shareholder of Nooney Company. Nooney Krombach Company, a wholly owned subsidiary of Nooney Company, managed the Partnership's real estate for a management fee. Property management fees paid to Nooney Krombach Company were $109,770 and $114,645 for the years ended November 30, 1997 and 1996, respectively. Additionally, the Partnership paid Nooney Krombach Company $27,500 in 1997 and $30,000 in 1996 as reimbursement for management services and indirect expenses in connection with the management of the Partnership.

      On October 31, 1997, Nooney Company sold its wholly owned subsidiary, Nooney Investors, Inc., the corporate general partner of the Partnership to S-P Properties, Inc., a California corporation, which in turn is a wholly owned subsidiary of CGS Real Estate Company, Inc., a Texas corporation. Simultaneously, Gregory J. Nooney, Jr., an individual general partner and PAN, Inc., a corporate general partner, sold their economic interests to S-P Properties, Inc. and resigned as general partners subject to a ninety day notification to the limited partners. CGS Real Estate also purchased the real estate management business of Nooney Krombach Company and formed Nooney, Inc. to perform the management of the Partnership.

      Property management fees paid to Nooney, Inc. were $122,128 and $11,341 for the years ended November 30, 1998 and 1997, respectively. Additionally, the Partnership paid Nooney, Inc. $30,000 in 1998 and $2,500 in 1997 as reimbursement for management services and indirect expenses in connection with the management of the Partnership.

      The Partnership considers all highly liquid debt instruments with a maturity of three months or less at date of purchase to be cash equivalents. Cash and cash equivalents include $80,086 and $80,198 of restricted cash at November 30, 1998 and 1997, respectively. Restricted cash represents deposits paid by tenants.

      Investment property is recorded at the lower of cost or fair market value. Impairment is determined if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the property.

      Depreciation and amortization is provided on a straight-line basis over the estimated useful life of the depreciable asset (30 years for buildings) or, in the case of tenant alterations, over the term of the lease.

      Deferred expenses consist primarily of lease fees and financing costs and are amortized over the terms of their respective leases or notes.

      Lease agreements are accounted for as operating leases and rentals from such leases are reported as revenues ratably over the terms of the leases. Certain lease agreements provide for rent concessions. Rent concessions represent revenue which is not yet due under the terms of the various agreements. At November 30, 1998 and 1997, accrued rent concessions included in accounts receivable were not significant.

      Included in rental and other income are amounts received from tenants under provisions of lease agreements which require the tenants to pay additional rent equal to specified portions of certain expenses such as real estate taxes, insurance, utilities and common area maintenance. The income is recorded in the same period that the related expense is incurred.

      Pursuant to the terms of the Partnership Agreement, income and losses from operations and cash distributions are allocated pro rata to the general and limited partners based upon the relationship of original capital contributions.

      Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the year.

3.    MORTGAGE NOTES PAYABLE

      Mortgage notes payable as of November 30, 1998 and 1997 and the related collateral book values consist of the following:

                                                             1998        1997

Maple Tree Shopping Center
--------------------------
(Book value of $1,033,694 at November 30, 1998)
  9.125%, due in monthly installments of $17,911,
    including interest, to 2009                           $1,454,324  $1,532,619
  Note payable to bank, principal due in monthly
    installments of $1,208 plus  interest at bank's
    prime rate (7.75% at November 30, 1998) plus
    1-1/2% to February 1, 1999 when entire
    principal balance is due                                 245,364     259,860

Park Plaza I & II Office/Warehouse Complex
------------------------------------------
(Book value of $862,692 at November 30, 1998)
  9.5%, due in monthly installments of $12,669,
    including interest, to 2003                              610,751     700,094

Morenci Professional Park
-------------------------
(Book value of $1,563,013 at November 30, 1998)
  10.25%, due in monthly installments of $15,682,
    including interest, to 2005                              929,636   1,017,572
  Note payable to bank, principal due in monthly
    installments of $1,111 plus  interest at bank's
    prime rate (7.75% at November 30, 1998) plus
    1-1/2%, to February 1, 1999, when entire
    principal balance is due                                 217,733     231,065

Jackson Industrial Park, Building A
-----------------------------------
(Book value of $3,373,827 at November 30, 1998)
  9.31%, due in monthly installments of $39,203,
    including interest, to 2000, when remaining
    principal balance of $3,542,902 is due                 3,779,017   3,891,856
                                                          ----------  ----------

            Total                                         $7,236,825  $7,633,066
                                                          ==========  ==========


      On February 1, 1999, the holders of the notes related to the Maple Tree Shopping Center and Morenci Professional Park second mortgage notes extended the due dates to August 1, 1999 at the same rate.

      The mortgage notes are collateralized by deeds of trust and assignments of rents on all investment properties. Principal payments required during the next five years are as follows:

        1999                                                          $  432,332
        2000                                                           3,992,053
        2001                                                             367,911
        2002                                                             389,617
        2003                                                             412,258
        Thereafter                                                     1,642,654
                                                                      ----------

            Total                                                     $7,236,825
                                                                      ==========

      In accordance with Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, the estimated fair value of mortgage notes payable with maturities greater than one year is determined based on rates currently available to the Partnership for mortgage notes with similar terms and remaining maturities. The estimated fair value of mortgage notes payable with maturities of less than one year are valued at their carrying amounts included in the balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. The carrying amount and estimated fair value of the Partnership's debt at November 30, 1998 and 1997 are summarized as follows:

                                         1998                      1997
                              ------------------------   -----------------------
                                Carrying     Estimated   Carrying      Estimated
                                 Amount     Fair Value    Amount      Fair Value

      Mortgage Notes Payable  $ 7,236,825  $ 7,438,000  $ 7,633,066  $ 7,728,000


      Fair value estimates are made at a specific point in time, are subjective in nature and involve uncertainties and matters of significant judgment. Settlement of the Partnership's debt obligations at fair value may not be possible and may not be a prudent management decision. The potential loss on extinguishment at November 30, 1998 does not take into consideration expenses that would be incurred to settle the debt obligations at fair value.

4.    RENTAL REVENUES UNDER OPERATING LEASES

      Minimum future rental revenues under noncancelable operating leases in effect as of November 30, 1998 are as follows:

        1999                                                          $1,638,000
        2000                                                           1,353,000
        2001                                                             844,000
        2002                                                             336,000
        2003                                                              94,000
        Remainder                                                        224,000
                                                                      ----------

          Total                                                       $4,489,000
                                                                      ==========


      In addition, certain lease agreements require tenant participation in certain operating expenses and additional contingent rentals based upon percentages of tenant sales in excess of minimum amounts. Tenant participation in expenses included in revenues approximated $260,000 for the year ended November 30, 1998 ($259,000 for the year ended November 30, 1997 and $236,000 for the year ended November 30, 1996). Contingent rentals were not significant for the years ended November 30, 1998, 1997 and 1996.

5.    FEDERAL INCOME TAX STATUS

      The general partners have received a ruling from the Internal Revenue Service that Nooney Real Property Investors-Two, L.P. is considered a partnership for income tax purposes.

      Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and therefore increase the partners' bases. Investment property additions after December 31, 1980 are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Insurance premiums are deductible for tax purposes in the year paid. Losses in connection with the writedown of investment property are not recognized for income tax purposes until the property is disposed.

      The comparison of financial statement and income tax reporting is as follows:

                                                      Financial        Income
                                                      Statement         Tax

        1998:
        Net (loss) income                           $   (59,425)    $   139,813
        Partners' equity (deficiency in assets)        (261,183)     (1,254,247)

        1997:
        Net income                                  $    88,364     $   386,375
        Partners' equity (deficiency in assets)        (201,758)     (1,394,060)

        1996:
        Net income                                  $    16,926     $   203,760
        Partners' equity (deficiency in assets)        (290,122)     (1,780,435)


6.    MAJOR TENANTS

      A substantial amount of the Partnership's revenue in 1998 was derived from two major tenants whose rentals amounted to approximately $582,000 and $265,000 or 24% and 11%, respectively, of total revenues. Effective July 31, 1998, the Partnership lost the major tenant accounting for 18% of total revenues. Effective November 23, 1998, approximately one-third of the vacated space was filled by a new tenant.

      A substantial amount of the Partnership's revenue in 1997 was derived from two major tenants whose rentals amounted to approximately $582,000 and $257,250 or 24% and 11%, respectively, of total revenues.

      A substantial amount of the Partnership's revenue in 1996 was derived from two major tenants whose rentals amounted to approximately $582,000 and $252,000 or 25% and 11%, respectively, of total revenues.

                                   * * * * * *

NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE - RECONCILIATION OF PARTNERS' EQUITY (DEFICIENCY IN ASSETS)
YEARS ENDED NOVEMBER 30, 1998, 1997 AND 1996
-----------------------------------------------------------------------------------------------------------

The  reconciliation of partners' equity (deficiency in assets) between financial statement and income tax reporting is as follows:


                                                                                     1998
                                                                   ----------------------------------------
                                                                     Limited       General
                                                                     Partners      Partners       Total

Balance (deficiency) per statement of partners' equity             $  (178,863)  $   (82,320)  $  (261,183)

Add:
  Selling commissions and other offering costs not deductible for
    income tax purposes                                              1,395,653                   1,395,653

  Prepaid rents included in income for income tax purposes              12,226           123        12,349

  Writedown of investment property not recognized for income tax
    purposes                                                           214,341         2,165       216,506
                                                                   -----------   -----------   -----------

                                                                     1,443,357       (80,032)    1,363,325


Less:
  Excess depreciation deducted for income tax purposes               2,569,639        25,956     2,595,595

  Rent concessions not recognized for income tax purposes               (8,367)          (85)       (8,452)

  Insurance premiums deducted for income tax purposes                   30,125           304        30,429
                                                                   -----------   -----------   -----------

Balance (deficiency) per tax return                                $(1,148,040)  $  (106,207)  $(1,254,247)
                                                                   ===========   ===========   ===========

                                                                                     1997
                                                                   ----------------------------------------
                                                                     Limited       General
                                                                     Partners      Partners       Total

Balance (deficiency) per statement of partners' equity             $  (120,032)  $   (81,726)  $  (201,758)

Add:
  Selling commissions and other offering costs not deductible for
    income tax purposes                                              1,395,653                   1,395,653

  Prepaid rents included in income for income tax purposes              12,690           128        12,818

  Writedown of investment property not recognized for income tax
    purposes                                                           214,341         2,165       216,506
                                                                   -----------   -----------   -----------

                                                                     1,502,652       (79,433)    1,423,219


Less:
  Excess depreciation deducted for income tax purposes               2,766,300        27,942     2,794,242

  Rent concessions not recognized for income tax purposes               13,386           135        13,521

  Insurance premiums deducted for income tax purposes                    9,421            95         9,516
                                                                   -----------   -----------   -----------

Balance (deficiency) per tax return                                $(1,286,455)  $  (107,605)  $(1,394,060)
                                                                   ===========   ===========   ===========














                                                                                     1996
                                                                   ----------------------------------------
                                                                     Limited       General
                                                                     Partners      Partners       Total

Balance (deficiency) per statement of partners' equity             $  (207,512)  $   (82,610)  $  (290,122)

Add:
  Selling commissions and other offering costs not deductible for
    income tax purposes                                              1,395,653                   1,395,653

  Prepaid rents included in income for income tax purposes               8,221            83         8,304

  Writedown of investment property not recognized for income tax
    purposes                                                           214,341         2,165       216,506
                                                                   -----------   -----------   -----------

                                                                     1,410,703       (80,362)    1,330,341


Less:
  Excess depreciation deducted for income tax purposes               3,059,861        30,906     3,090,767

  Rent concessions not recognized for income tax purposes               10,750           109        10,859

  Insurance premiums deducted for income tax purposes                    9,058            92         9,150
                                                                   -----------   -----------   -----------

Balance (deficiency) per tax return                                $(1,668,966)  $  (111,469)  $(1,780,435)
                                                                   ===========   ===========   ===========


NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE III- REAL ESTATE AND ACCUMULATED DEPRECIATION
NOVEMBER 30, 1998
--------------------------------------------------------------------------------------------------------------


                            Column A                        Column B                   Column C
                            --------                        --------                   --------


                                                                               Initial Cost to Partnership
                                                                         -------------------------------------
                                                                                     Buildings and
                           Description                     Encumbrances      Land    Improvements      Total


Maple Tree Shopping Center, Ellisville, Missouri            $ 1,699,688  $   474,750  $ 2,709,303  $ 3,184,053
Park Plaza I & II Office/Warehouse Complex,
    Indianapolis, Indiana                                       610,751      182,335    2,228,828    2,411,163
Morenci Professional Park, Indianapolis, Indiana              1,147,369      320,418    2,689,506    3,009,924
Jackson Industrial Park, Building A, Indianapolis, Indiana    3,779,017      908,539    5,181,390    6,089,929
                                                            -----------  -----------  -----------  -----------

          Total                                             $ 7,236,825  $ 1,886,042  $12,809,027  $14,695,069
                                                            ===========  ===========  ===========  ===========

                                                            Column D                       Column E
                                                            --------                       --------

                                                              Costs                 Gross Amount at Which
                                                           Capitalized            Carried at Close of Period
                                                            Subsequent     --------------------------------------
                                                               to                      Buildings and
                           Description                     Acquisition         Land     Improvements     Total

Maple Tree Shopping Center, Ellisville, Missouri           $   480,435     $   474,750  $ 3,189,738  $ 3,664,488
Park Plaza I & II Office/Warehouse Complex,
    Indianapolis, Indiana                                      208,476 (1)     182,335    2,437,304    2,619,639
Morenci Professional Park, Indianapolis, Indiana                66,943 (2)     320,418    2,756,449    3,076,867
Jackson Industrial Park, Building A, Indianapolis, Indiana     572,150         908,539    5,753,540    6,662,079
                                                           -----------     -----------  -----------  -----------

          Total                                            $ 1,328,004     $ 1,886,042  $14,137,031  $16,023,073
                                                           ===========     ===========  ===========  ===========


                                                            Column F        Column G    Column H         Column I
                                                           ---------------------------  --------  ---------------------
                                                                                                      Life on Which
                                                                                                      Depreciation
                                                            Accumulated     Date of       Date      in Latest Income
                                                           Depreciation   Construction  Acquired  Statement is Computed


Maple Tree Shopping Center, Ellisville, Missouri           $ 2,630,794        1974       10/3/79         30 yrs.
Park Plaza I & II Office/Warehouse Complex,
    Indianapolis, Indiana                                    1,756,947     1975, 1979   10/15/80         30 yrs.
Morenci Professional Park, Indianapolis, Indiana             1,513,854     1975, 1979    3/27/81         30 yrs.
Jackson Industrial Park, Building A, Indianapolis, Indiana   3,288,252     1976, 1980    3/27/81         30 yrs.
                                                           -----------

          Total                                            $ 9,189,847
                                                           ===========

(1)  Amount is net of a building writedown of $77,225, to reflect the minimum recoverable value to the Partnership.
(2)  Amount includes the disposal of Building G of Morenci  Professional  Park for $482,387 and a building  writedown of $139,281 to reflect the minimum recoverable value to the Partnership.

                                                                                                                        (Continued)
                                                                -31-

NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
YEARS ENDED NOVEMBER 30, 1998, 1997 AND 1996
--------------------------------------------------------------------------------


                                         1998           1997           1996

(A) Reconciliation of amounts in
    Column E:

    Balance at beginning of period   $ 16,081,958   $ 15,851,109   $ 15,458,243

    Add - Cost of improvements            110,145        240,913        417,901

    Less - Cost of disposals             (169,030)       (10,064)       (25,035)
                                     ------------   ------------   ------------

    Balance at end of period         $ 16,023,073   $ 16,081,958   $ 15,851,109
                                     ============   ============   ============

(B) Reconciliation of amounts in
    Column F:

    Balance at beginning of period   $  8,871,663   $  8,391,993   $  7,942,832

    Add - Provision during the
      period                              487,214        489,734        474,196

    Less - Depreciation on disposals     (169,030)       (10,064)       (25,035)
                                     ------------   ------------   ------------

    Balance at end of period         $  9,189,847   $  8,871,663   $  8,391,993
                                     ============   ============   ============

(C) The aggregate cost of real
    estate owned for federal income
    tax purposes                     $ 15,889,248   $ 16,298,464   $ 16,067,615
                                     ============   ============   ============


                                                                     (Concluded)



                                      -32-